As filed with the Securities and Exchange Commission on December 18, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLY FINANCIAL INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	38-0572512
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

200 Renaissance Center

P.O. Box 200

Detroit, Michigan 48265-2000

(866) 710-4623

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David J. DeBrunner

200 Renaissance Center

Detroit, Michigan 48265-2000

(866) 710-4623

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Jeffrey Belisle, Esq. 200 Renaissance Center Detroit, Michigan 48265-2000 (866) 710-4623	Richard J. Sandler, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	(1)	(1)	(1)	(2)

(1)	An indeterminate aggregate initial offering price and number or amount of common stock, par value $0.01 per share, is being registered as may from time to time be sold at indeterminate prices.
(2)	In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.

PROSPECTUS

Ally Financial Inc.

Common Stock

The United States Department of the Treasury (the “selling stockholder” or “Treasury”) may offer and sell shares of our common stock, par value $0.01 per share (hereinafter referred to as “Securities”), from time to time in amounts, at prices and on terms that will be determined at the time of the offering.

Each time Securities are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. This prospectus may not be used to offer or sell Securities without a prospectus supplement describing the terms of the offering.

Our common stock is listed on the New York Stock Exchange under the symbol “ALLY”.

You should carefully read this prospectus and any applicable prospectus supplement, together with the documents we incorporate by reference, before you invest in the Securities.

Investment in the Securities involves risk. See “Risk Factors” beginning on page 3 of this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission and in any applicable prospectus supplement.

The Securities offered by this prospectus will not be savings accounts, deposits or other obligations of any bank and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 18, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, the selling stockholder may sell the Securities described in this prospectus from time to time in one or more offerings. This prospectus provides you with a general description of the Securities that the selling stockholder may offer. Each time Securities are offered pursuant to the registration statement of which this prospectus forms a part, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, along with all of the information incorporated by reference herein and therein, before making an investment decision. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

References in this prospectus to “Ally,” “the Company,” “we,” “us,” and “our” refer to Ally Financial Inc. and its direct and indirect subsidiaries on a consolidated basis, unless the context otherwise requires.

Neither we nor the selling stockholder has authorized anyone to provide any information other than that contained in this prospectus, in any prospectus supplement or in any free writing prospectus prepared by or on behalf of us to which we have referred you. Neither we nor the selling stockholder take responsibility for, and neither we nor the selling stockholder provide any assurance as to the reliability of, any other information that others may give you. We have not, and the selling stockholder has not, authorized any other person to provide you with different information. We are not, and the selling stockholder is not, making an offer to sell the Securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, in the applicable prospectus supplement, in any document incorporated by reference herein or therein, and in any free writing prospectus prepared by or on behalf of us to which we have referred you is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below:

Our SEC Filings (File No. 001-03754)	Period
Annual Report on Form 10-K	Year ended December 31, 2013 (filed with the SEC on March 3, 2014).
Quarterly Report on Form 10-Q	Quarter ended March 31, 2014 (filed with the SEC on May 1, 2014); Quarter ended June 30, 2014 (filed with the SEC on August 1, 2014); Quarter ended September 30, 2014 (filed with the SEC on October 31, 2014).
Current Reports on Form 8-K	Dates filed: January 8, 2014, January 13, 2014 (Items 1.01, 5.03, 5.07, 8.01 and 9.01), January 27, 2014, March 13, 2014, March 14, 2014, April 17, 2014, May 1, 2014 (only report relating to Item 8.01), July 9, 2014, July 18, 2014 (two reports), September 29, 2014, October 17, 2014, November 17, 2014 and December 18, 2014.
The description of our common stock set forth in our registration statement on Form 8-A	Date filed: April 8, 2014.

We are also incorporating by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement, except that, unless otherwise indicated, we are not incorporating any documents or information deemed to have been furnished and not filed in accordance with SEC rules.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically, including Ally. We are not incorporating the contents of the SEC website into this prospectus. Reports and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, where our common stock is listed.

You may request a copy of the documents incorporated by reference into this prospectus, except exhibits to such documents unless those exhibits are specifically incorporated by reference in such documents, at no cost, by writing or telephoning us at the following address and telephone number:

Ally Financial Inc.

Attention: Investor Relations

440 South Church Street, 14th Floor

Charlotte, North Carolina 28202

Tel: (866) 710-4623

You may also find additional information about us, including the documents mentioned above, on our website at http://www.ally.com. Our website and the information included in, or linked to on, our website are not part of or incorporated into this prospectus. We have included our website address in this prospectus solely as a textual reference.

RISK FACTORS

Investment in the Securities involves risk. In addition to all of the other information contained in, or incorporated by reference into, this prospectus and the applicable prospectus supplement, you should carefully consider the risk factors incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by our subsequent filings under the Exchange Act, including Forms 10-K, 10-Q and 8-K, and the risk factors contained or incorporated by reference in the applicable prospectus supplement before acquiring any of the Securities. These risks could materially affect our business, results of operations or financial condition and cause the value of our Securities to decline. You could lose all or part of your investment.

ALLY FINANCIAL INC.

Ally Financial Inc. is a leading, independent, diversified, financial services firm with $149.2 billion in assets as of September 30, 2014. Founded in 1919, we are a leading automotive financial services company with approximately 95 years of experience, providing a broad array of financial products and services to automotive dealers and their customers. We operate as a financial holding company and a bank holding company. Our banking subsidiary, Ally Bank, is an indirect wholly owned subsidiary of Ally Financial Inc. and a leading franchise in the growing direct (internet, telephone, mobile, and mail) banking market, with $56.5 billion of deposits at September 30, 2014.

Our principal executive offices are located at 200 Renaissance Center, Detroit, Michigan 48265-2000, and our telephone number is (866) 710-4623.

USE OF PROCEEDS

We will not receive any proceeds from sales of the Securities by the selling stockholder.

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement may include or incorporate by reference “forward-looking statements” within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are based upon our current expectations and assumptions concerning future events that are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.

The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of these words or similar expressions are intended to identify forward-looking statements. All statements contained in or incorporated by reference into this prospectus, other than statements of historical fact, including without limitation statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these forward-looking statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors that are described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and the other documents incorporated by reference herein. See “Incorporation by Reference; Where You Can Find More Information.” Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results and performance to differ materially from our expectations. Accordingly, you should not place undue reliance on any forward-looking statements contained or incorporated by reference in this prospectus or the applicable prospectus supplement, including those under “Risk Factors” in this prospectus, the applicable prospectus supplement and the documents incorporated by reference herein. Such forward-looking statements apply only as of the date they are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date the forward-looking statement is made.

DESCRIPTION OF CAPITAL STOCK

The following description of the material provisions of our capital stock is based upon our Certificate of Incorporation, including the certificates of designation for our Fixed Rate / Floating Rate Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), Fixed Rate Cumulative Perpetual Preferred Stock, Series G (“Series G Preferred Stock”) and Participating Preferred Stock, Series H (“Series H Preferred Stock”); our Bylaws; and applicable provisions of law, in each case as currently in effect as of the date of this prospectus, and is qualified in its entirety by reference to the provisions of those documents.

Certain provisions of the General Corporation Law of the State of Delaware (the “DGCL”), our Certificate of Incorporation, and our Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests.

General

Our Certificate of Incorporation authorizes us to issue 1,400,000,000 shares of capital stock, consisting of:

•	1,100,000,000 shares of common stock, par value $0.01 per share; and

•	300,000,000 shares of preferred stock, par value $0.01 per share of which:

•	40,870,560 are designated as Preferred Stock, Series A;

•	2,576,601 are designated as Preferred Stock, Series G; and

•	15,000 are designated as Preferred Stock, Series H.

As of December 16, 2014, the following shares of capital stock were issued and outstanding:

•	480,093,982 shares of common stock;

•	40,870,560 shares of Series A Preferred Stock; and

•	2,576,601 shares of Series G Preferred Stock.

Common Stock

Common stock outstanding. As of December 16, 2014, there were 480,093,982 shares of common stock outstanding which were held of record by 178 stockholders. All outstanding shares of common stock are fully paid and non-assessable.

Voting rights. The holders of common stock are entitled to one vote per share, except as provided by law or as may otherwise be provided in a certificate of designations designating the rights, powers and preferences of any series of preferred stock.

Unless otherwise required by law, our Certificate of Incorporation or our Bylaws, all matters subject to a stockholder vote will be decided by the vote of the holders of at least a majority of the outstanding shares of stock entitled to vote on the matter and present at the meeting in which the vote occurs. The election of directors will be decided by a plurality of the votes cast by the holders of common stock outstanding.

Dividend rights. Subject to the preferences that may be applicable to any outstanding preferred stock, dividends on common stock will be paid if, as, and when declared by the Ally Financial Inc. board of directors (the “Board”).

Rights upon liquidation. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the distribution rights of preferred stock, if any, then outstanding.

Other rights. There are no redemption or sinking fund provisions applicable to the common stock.

Protective Amendment

On January 9, 2014, our Board approved an amendment to our previous amended and restated certificate of incorporation, which amendment has been included in our current Certificate of Incorporation (such amendment, the “Protective Amendment”). The purpose of the Protective Amendment is to prevent certain transfers of our securities that could result in an ownership change under Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended (the “Code”), and, therefore, materially inhibit our ability to use certain tax assets.

The transfer restrictions contained in the Protective Amendment generally will restrict any transfer of (i) Ally’s common stock, par value $0.01 per share, (ii) any warrants, rights, or options (including options within the meaning of Treas. Reg. § 1.382–2T(h)(4)(v) and Treas. Reg. § 1.382–4(d)(9)) to purchase securities of Ally, and (iii) any other interests treated as “stock” of Ally pursuant to Treas. Reg. § 1.382–2(a)(3) or Treas. Reg. § 1.382–2T(f)(18) (“Stock”) (collectively, the “Ally Capital Stock”) if the effect of the transfer would be to:

•	increase the direct or indirect ownership of any of Ally Capital Stock by any Person (as defined below) to 4.99% or more (a “5-percent shareholder”); or

•

increase the percentage of Ally Capital Stock owned directly or indirectly by any Person that was a 5-percent shareholder as of the effective time of the Protective Amendment, subject to limited exceptions.

“Person” means any individual, government, firm, corporation or other legal entity, including persons treated as a single entity pursuant to Treas. Reg. § 1.382-3(a)(1)(i), and includes any successor (by merger or otherwise) of such entity.

Transfers restricted by the Protective Amendment include sales to Persons whose resulting percentage ownership (direct or indirect) of any Ally Capital Stock would exceed the 4.99% threshold discussed above, or to Persons whose direct or indirect ownership of any Ally Capital Stock would by attribution cause another Person to exceed such threshold. Complex rules of constructive ownership, aggregation, segregation, combination and other ownership rules prescribed by the Code, and related regulations are applied in determining whether a Person constitutes a 5-percent shareholder under the Protective Amendment. For purposes of determining the existence and identity of, and the amount of Ally Capital Stock owned by, any stockholder, the Board will be entitled to rely on the existence or absence of certain public securities filings as of any date, subject to the Board’s actual knowledge of the ownership of Ally Capital Stock. The Protective Amendment includes the right to require a proposed transferee, as a condition to registration of a transfer of Ally Capital Stock, to provide all information reasonably requested regarding such Person’s direct and indirect ownership of Ally Capital Stock.

The transfer restrictions may result in the delay or refusal of certain requested transfers of Ally Capital Stock, or prohibit ownership (thus requiring dispositions) of Ally Capital Stock due to a change in the relationship between two or more persons or entities or to a transfer of an interest in an entity other than Ally that, directly or indirectly, owns Ally Capital Stock. The transfer restrictions will also apply to proscribe the creation or transfer of certain “options” (which are broadly defined by Section 382 of the Code) with respect to Ally Capital Stock to the extent that, in certain circumstances, the creation, transfer or exercise of the option would result in any Person having a proscribed level of ownership.

Any direct or indirect transfer attempted in violation of the restrictions contained in the Protective Amendment will be void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of Ally Capital Stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) will not be recognized as a stockholder for any purpose whatsoever in respect of the shares which are the subject of the prohibited transfer, including for purposes of voting and receiving dividends or other distributions in respect of such shares, or in the case of options, receiving shares in respect of their exercise. Ally Capital Stock purportedly acquired in violation of the transfer restrictions is referred to herein as “excess securities.”

In addition to the prohibited transfer being void as of the date it is attempted, upon demand by Ally, the purported transferee must transfer the excess securities to an agent designated by the Board (the “Agent”) along with any dividends or other distributions paid with respect to such excess securities. The Agent is required to sell the excess securities in an arms’ length transaction (or series of transactions) that would not constitute a prohibited transfer under the Protective Amendment. The net proceeds of the sale, together with any other distributions with respect to such excess securities received by the Agent, will be distributed first to reimburse the Agent for its costs and expenses, second to the purported transferee in an amount, if any, up to the cost (or in the case of gift, inheritance or similar transfer, the market price of the excess securities at the time of the attempted transfer) incurred by the purported transferee to acquire such excess securities, and the balance of the proceeds, if any, will be distributed to the transferor (or, if the transferor cannot be readily identified, to a charity designated by the Board). If the purported transferee has resold the excess securities before receiving demand from Ally to surrender excess securities to the Agent, the purported transferee shall be deemed to have sold the excess securities on behalf of the Agent, and shall be required to transfer to the Agent any prohibited distributions and proceeds of such sale (except to the extent Ally grants written permission to the purported transferee to retain a specified amount), which will be distributed as described above.

The Protective Amendment does not apply to certain transfers, including (i) transfers made in connection with a transaction in which, upon consummation, the acquiror owns at least a majority of the outstanding shares of Ally Capital Stock (i.e., mergers, consolidations, mandatory share exchanges or other business combinations), and in which all holders of each class or series of Ally’s capital stock receive, or are offered the same opportunity to receive, cash or other consideration, (ii) transfers to any employee stock ownership or other employee benefit plan of Ally or any of its subsidiaries (or any entity or trustee holding shares of Ally Capital Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of Ally or any of its subsidiaries) and (iii) transfers to any underwriter, dealer or initial purchaser (within the meaning of “underwriter” in Treas. Reg. § 1.382-3(j)(7), as determined in good faith by the Board) from (A) an “eligible holder” (as such term is defined in the Registration Rights Agreement contained in Exhibit F of Ally’s Bylaws (the “Registration Rights Agreement”)) for resale in a transaction contemplated by the Registration Rights Agreement or (B) Treasury for resale in a similar transaction contemplated by any other agreement with Ally which grants Treasury registration rights. In addition, the Board will have the discretion to approve a transfer that would otherwise be a prohibited transfer upon request by the proposed transferor in accordance with the procedures set forth in the Protective Amendment.

The Protective Amendment will expire on the earliest of (i) the Board’s determination, with input from Ally’s advisors, that the tax assets are utilized in all material respects or are no longer available in any material respect, (ii) the Board’s determination, with input from Ally’s advisors, that an ownership change under Section 382 of the Code would not adversely impact in any material respect the time period in which Ally could use the tax assets, or materially impair the amount of the tax assets that could be used in any particular time period, for applicable tax purposes, (iii) such date as the Board otherwise determines that the Protective Amendment should terminate and (iv) the close of business on the date of the third annual meeting of Ally’s stockholders following Ally’s 2014 Annual Meeting of the Stockholders.

The Tax Asset Protection Plan

On January 9, 2014, the Board approved the adoption of the Plan and Ally entered into the Plan on January 10, 2014. The purpose of the Plan is to help protect Ally’s tax assets. The Plan is designed to reduce the likelihood that Ally will experience an ownership change for U.S. federal income tax purposes (as described above) by (i) discouraging any person or group from becoming a holder of 4.99 percent or more of the outstanding shares of common stock and (ii) discouraging any existing holder of 4.99 percent or more of the outstanding shares of common stock from acquiring additional shares of Ally common stock, subject to certain exceptions. There is no guarantee, however, that the Plan will prevent Ally from experiencing an ownership change.

The Rights. In connection with the adoption of the Plan, on January 9, 2014, the Board declared a dividend, payable on January 10, 2014, of one right (a “Right”) for each outstanding share of common stock held of record as of the close of business on January 10, 2014 (the “Record Time”), or issued thereafter and prior to the Separation Time (as defined below) and thereafter pursuant to options, warrants and convertible securities outstanding at the Separation Time. Each Right entitles its registered holder to purchase from Ally, at or after the Separation Time, one one-hundredth of a share of our Series H Preferred Stock, par value $0.01 per share, (“Participating Preferred Stock”), for $16,875.00 (the “Exercise Price”), subject to adjustment.

The Rights are evidenced either by the registration of shares of common stock on the stock transfer books of Ally or by common stock certificates, if issued, until the next business day following the earlier of (either, the “Separation Time”) (i) the tenth business day (or such later date as the Board may from time to time fix) after the date on which any Person (as defined in the Plan) commences a tender or exchange offer which, if consummated, would result in such Person’s becoming an Acquiring Person (as defined below) and (ii) the Flip-in Date (as defined below); provided, however, that if a tender or exchange offer referred to in clause (i) is cancelled, terminated or otherwise withdrawn prior to the Separation Time without the purchase of any shares of common stock pursuant thereto, such offer shall be deemed never to have been made.

A “Flip-in Date” will occur on the Stock Acquisition Date (as defined below) or such later date and time as the Board may from time to time fix by resolution adopted prior to the Flip-in Date that would otherwise have occurred. A “Stock Acquisition Date” means the date on which Ally announces that a person or group has acquired 4.99 percent or more of common stock and become an Acquiring Person for purposes of the Plan. An “Acquiring Person” is any Person having Beneficial Ownership (as defined in the Plan) of 4.99 percent or more of the outstanding shares of common stock, but does not include:

(i) Ally, any majority-owned subsidiary of Ally or any employee stock ownership or other employee benefit plan of Ally,

(ii) any Person who is the Beneficial Owner of 4.99 percent or more of the outstanding common stock as of the date of the public announcement of the Plan (an “Existing Holder”) until such time as such Person (other than certain investors that will be excluded from the definition of “Acquiring Person” until such time as such person acquires additional common stock, other than through a dividend or a stock split) acquires additional common stock, other than through a dividend or stock split,

(iii) any Person who becomes the Beneficial Owner of 4.99 percent or more of the outstanding shares of common stock after the time of the first public announcement of the Plan solely as a result of (A) an acquisition by Ally of shares of common stock, (B) an acquisition directly from Ally in a transaction which duly authorized officers of Ally have determined shall not result in the creation of an Acquiring Person under the Plan, or (C) an acquisition of common stock (or any security convertible into or exchangeable for common stock) by any underwriter, dealer or initial purchaser (within the meaning of “underwriter” in Treasury Regulation § 1.382-3(j)(7), as determined in good faith by the Board) from (x) an “eligible holder” (as such term is defined in the Registration Rights Agreement) for resale in a transaction contemplated by the Registration Rights Agreement or (y) Treasury for resale in a similar transaction contemplated by any other agreement with Ally which grants Treasury registration rights, until, in each case, such time thereafter as such Person becomes the Beneficial Owner (other than by means of a stock dividend, stock split or reclassification) of additional shares of common stock while such Person is or as a result of which such Person becomes the Beneficial Owner of 4.99 percent or more of the outstanding shares of common stock,

(iv) any Person who the Board determines has inadvertently become the Beneficial Owner of 4.99 percent or more of the outstanding common stock if such Person promptly divests sufficient securities such that such 4.99 percent or greater Beneficial Ownership ceases, or

(v) any Person who the Board exempts upon receiving, at the Board’s request, a report from Ally’s advisors to the effect that the proposed transaction does not create a significant risk of material adverse tax consequences to Ally, or which the Board determines is otherwise in the best interests of Ally.

Furthermore, the Board must, within 20 business days of receiving an exemption request, exempt (A) a proposed transfer that does not cause any aggregate increase in the Beneficial Ownership of Stock by 5-percent shareholders (as determined after giving effect to the proposed transfer) over the lowest Beneficial Ownership of Stock by such 5-percent shareholders (as determined immediately before the proposed transfer) at any time during the relevant testing period, in all cases for purposes of Section 382 of the Code, (B) a proposed transfer by Treasury if such proposed transfer and all prior and anticipated transfers or other transactions effected or expected to be effected during the relevant testing period (including, without limitation, any possible transfer by an Existing Holder (other than Treasury) that would effect an “owner shift” (as defined in the Code)) do not result in an aggregate “owner shift” (as defined in the Code) of more than 40 percentage points as determined for purposes of Section 382 of the Code, taking into account both the Regulations thereunder and the provisions of IRS Notice 2010-2, insofar as they are relevant in determining, among other things, whether the Beneficial Ownership of any Beneficial Owner of 4.99% or more of the outstanding shares of common stock has increased and (C) a proposed acquisition by any Existing Holder (other than Treasury) if such proposed transfer and all prior and anticipated acquisitions or transactions effected or expected to be effected during the relevant testing period does not result in any Existing Holder (other than Treasury) being the Beneficial Owner of more than 9.9% of the outstanding common stock for purposes of Section 382 of the Code. The Plan provides that, until the Separation Time, the Rights will be transferred with and only with the common stock, and will be evidenced by either the registration of the common stock on the stock transfer books of Ally, or a certificate for common stock, if issued. Following the Separation Time, separate certificates evidencing the Rights (“Rights Certificates”) will be delivered to holders of record of common stock at the Separation Time.

Exercisability. The Rights will not be exercisable until the Separation Time. The Rights will expire on the earliest of (i) the Exchange Time (as defined below), (ii) the close of business on the date of the third annual meeting of Ally’s stockholders following Ally’s 2014 Annual Meeting of the Stockholders, (iii) the date on which the Rights are redeemed as described below and (iv) the time at which the Board determines the tax assets are utilized in all material respects or are no longer available (in any such case, the “Expiration Time”).

The Exercise Price and the number of Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution in the event of a common stock dividend on, or a subdivision or a combination into a smaller number of shares of, common stock, or the issuance or distribution of any securities or assets in respect of, in lieu of or in exchange for common stock.

In the event that prior to the Expiration Time a Flip-in Date occurs, each Right (other than Rights Beneficially Owned by the Acquiring Person or any affiliate or associate thereof, which Rights shall become void) shall constitute the right to purchase from Ally, upon the exercise thereof in accordance with the terms of the Plan, that number of shares of common stock having an aggregate Market Price (as defined in the Plan), on the Stock Acquisition Date that gave rise to the Flip-in Date, equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price.

Exchange. The Board may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the Beneficial Owner of more than 50 percent of the outstanding shares of common stock, elect to exchange all (but not less than all) of the then-outstanding Rights (other than Rights Beneficially Owned by the Acquiring Person or any affiliate or associate thereof, which Rights become void) for shares of common stock at an exchange ratio of one share of common stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the Separation Time (the “Exchange Ratio”). Immediately upon such action by the Board (the “Exchange Time”), the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive a number of shares of common stock equal to the Exchange Ratio.

Redemption. Whenever Ally shall become obligated, as described in the preceding paragraph, to issue shares of common stock upon exercise of or in exchange for Rights, Ally, at its option, may substitute therefor shares of Participating Preferred Stock, at a ratio of one one-hundredth of a share of Participating Preferred Stock for each share of common stock so issuable.

The Board may, at its option, at any time prior to the Flip-in Date, redeem all (but not less than all) the then outstanding Rights at a price of $0.001 per Right (the “Redemption Price”) as and to the extent provided in the Plan. Immediately upon the action of the Board electing to redeem the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive the Redemption Price in cash or securities for each Right so held. The Board may amend the Plan at any time and in any manner.

The holders of Rights will, solely by reason of their ownership of Rights, have no rights as stockholders of Ally, including, without limitation, the right to vote or to receive dividends, and will rank junior to Ally’s Fixed Rate / Floating Rate Perpetual Preferred Stock, Series A and Fixed Rate Cumulative Perpetual Preferred Stock, Series G.

Preferred Stock

Description of Series A Preferred Stock

General

A total of 40,870,560 shares of the Series A Preferred Stock, liquidation amount $25 per share, are outstanding as of December 16, 2014. The Series A certificate of designations authorizes the issuance of up to a total of 40,870,560 shares of the Series A Preferred Stock. The Series A Preferred Stock have no maturity date. The holders of the Series A Preferred Stock are not entitled to preemptive rights, or to any similar rights.

Dividends

Holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board or a duly authorized committee of the board of directors, on each share of Series A Preferred Stock with respect to each dividend period, non-cumulative cash dividends at the fixed rate of 8.500% per annum on the liquidation amount from March 25, 2011 to but excluding May 15, 2016, quarterly in arrears, without accumulation of any undeclared dividends, commencing on May 15, 2011, and thereafter at a rate equal to Three-Month LIBOR plus 6.243%, quarterly in arrears, without accumulation of any undeclared dividends, commencing on August 15, 2016, in each case on the 15th day of February, May, August and November. Dividends payable on the Series A Preferred Stock on any dividend payment date will be payable to holders of record of such Series A Preferred Stock as they appear on Ally’s stock register at the close of business on the preceding February 1, May 1, August 1 or November 1, as the case may be, or on such other date, not more than seventy calendar days prior to the dividend payment date, as will be fixed by the Board or any duly authorized committee of the board of directors.

In the event that dividends payable on shares of Series A Preferred Stock with respect to a dividend period have not been paid in full on the dividend payment date, Ally will be prohibited, subject to certain exceptions, from (i) redeeming, purchasing or otherwise acquiring, directly or indirectly any Junior Stock (as defined below) or Parity Stock (as defined below), (ii) paying any dividends or making any distributions to any Junior Stock until such time as Ally has paid the dividends payable on shares of the Series A Preferred Stock with respect to a subsequent dividend period, and (iii) declaring or paying any dividend on any Parity Stock, except with respect to certain dividends payable solely in shares of Junior Stock or with respect to dividends declared on the Series A Preferred Stock such that the respective amounts of such dividends declared on the Series A Preferred Stock and each such other class or series of Parity Stock shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of the Series A Preferred Stock and such class or series of Parity Stock bear to each other.

“Junior Stock” means (i) our common stock and (ii) each class or series of our stock established on or after June 30, 2009, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock and the Parity Stock as to dividend rights or rights upon liquidation, winding-up or dissolution. We have no outstanding or authorized series of Junior Stock other than our common stock.

“Parity Stock” means (i) each class or series of our preferred stock established after June 30, 2009, the terms of which expressly provide that such class or series will rank on a parity with our Series G Preferred Stock and the Series A Preferred Stock as to dividend rights and/or as to rights on our liquidation, dissolution or winding up (in each case without regard to whether dividends accrue cumulatively or non-cumulatively); and (ii) the Series G Preferred Stock.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Series A Preferred Stock will be entitled to receive for each share of Series A Preferred Stock held by such holder, out of assets or proceeds thereof (whether capital or surplus) available for distribution and subject to the rights of Ally’s creditors, before any distribution of such assets or proceeds is made or set aside for holders of Junior Stock or any other of our stock ranking junior to the Series A Preferred Stock as to such distribution, payment in full in an amount equal to the sum of the liquidation amount per share of Series A Preferred Stock and an amount equal to all declared, but unpaid dividends declared prior to the date of payment of such distribution.

Redemptions

We may not redeem the Series A Preferred Stock before May 15, 2016. Subject to (i) obtaining any required regulatory approvals, (ii) compliance with Ally’s replacement capital covenant agreement entered into for the benefit of certain of its debtholders on November 30, 2006 and (iii) any restrictions imposed by our other series of outstanding stock we may redeem all or any portion of the outstanding shares of Series A Preferred Stock on any dividend payment date on or after May 15, 2016. A redemption date must fall on a date that is also a dividend payment date.

The redemption price for each share of Series A Preferred Stock will be equal to the sum of (i) the liquidation amount and (ii) any accrued and unpaid dividends for the period from and including the dividend payment date immediately preceding the redemption date to but excluding the redemption date. Payments of the redemption price will be made in cash in immediately available funds.

No Conversion Rights

Holders of the Series A Preferred Stock have no rights to exchange or convert their shares for or into any of our other capital stock or any other securities.

Voting Rights

If and when dividends on any shares of Series A Preferred Stock or any Parity Stock having similar voting rights shall have not been declared and paid for the equivalent of six or more dividend periods, whether or not consecutive (“nonpayment”), the holders, voting together as a class with holders of any and all other series of such Parity Stock then outstanding, will be entitled to vote for the election of a total of two additional members of the board of directors, subject to certain limitations. Such voting rights will continue until the dividends on the shares of the Series A Preferred Stock and any such series of Parity Stock shall have been fully paid for at least four regular dividend periods following the nonpayment. The foregoing voting rights will be divested if and when dividends for at least four regular dividend periods following a nonpayment have been fully paid on the Series A Preferred Stock and any other class or series of Parity Stock. In such event, the term of office of each director so elected shall terminate and the number of directors on the Board shall automatically be decreased by two.

In addition, the vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock is required for Ally to do the following (i) to authorize or issue certain equity securities of Ally that rank senior to the Series A Preferred Stock with respect to dividends or upon a sale or liquidation of Ally, (ii) to amend, alter or repeal any provision of the terms of the Series A Preferred Stock contained in Ally’s Bylaws or Certificate of Incorporation, including the certificate of designations for the Series A Preferred Stock included therein, if such action would affect the Series A Preferred Stock in any manner materially adverse to the holders of the Series A Preferred Stock, or (iii) to the extent Ally has failed to pay dividends payable on shares of Series A Preferred Stock with respect to the immediately preceding dividend period, redeem, purchase or otherwise acquire, directly or indirectly, any Junior Stock or Parity Stock other than as permitted by the terms of the certificate of designations for the Series A Preferred Stock.

No Sinking Fund

The shares of Series A Preferred Stock do not have the benefit of any mandatory redemption, sinking fund or other similar provisions. Holders of the Series A Preferred Stock have no right to require redemption or repurchase of any shares of Series A Preferred Stock.

Description of Series G Preferred Stock

General

A total of 2,576,601 shares of the Series G Preferred Stock, liquidation amount $1,000 per share, are outstanding as of December 16, 2014, which constitutes all of the currently authorized shares pursuant to the Series G certificate of designations. The shares of Series G Preferred Stock have no maturity date. The holders of the Series G Preferred Stock are not entitled to preemptive rights, or to any similar rights.

Dividends

Holders of the Series G Preferred Stock are entitled to receive, if declared by the Board out of funds legally available for payment, cash dividends at a rate per annum of 7%, payable quarterly on February 15, May 15, August 15 and November 15 of each year.

Unless all accrued and unpaid dividends on the Series G Preferred Stock for all past dividend periods have been paid in full, we are not permitted to (i) make any Restricted Payments (as defined below); (ii) declare or pay any dividend or make any distribution of assets on any Parity Stock (as defined below), other than dividends or distributions in the form of shares of Parity Stock or Junior Stock (as defined below); or (iii) redeem, purchase or otherwise acquire any shares of Parity Stock, except upon conversion into or exchange for other Parity Stock or Junior Stock.

A “Restricted Payment” means (i) any dividend payment or distribution of assets on any share of Junior Stock, other than (1) distributions in the form of shares of Junior Stock and (2) certain tax distributions; (ii) any redemption, purchase or other acquisition of any shares of Junior Stock, other than upon conversion or exchange for other shares of Junior Stock; or (iii) any payment of monies, or making monies available, for a sinking fund for such Junior Stock.

“Junior Stock” means our common stock and each class or series of our stock established on or after June 30, 2009, the terms of which stock do not expressly provide that such class or series ranks senior to or on a parity with the Series G Preferred Stock and the Parity Stock as to dividend rights or rights upon liquidation, winding-up or dissolution.

“Parity Stock” means (i) each class or series of our preferred stock established after June 30, 2009, the terms of which expressly provide that such class or series will rank on a parity with our Series A Preferred Stock and our Series G Preferred Stock as to dividend rights and/or as to rights on our liquidation, dissolution or winding-up (in each case without regard to whether dividends accrue cumulatively or non-cumulatively); and (ii) our Series A Preferred Stock.

In addition, whether or not all accrued and unpaid dividends on the Series G Preferred Stock for all past dividend periods have been paid in full, we may make dividend payments on our common stock only if (1) our senior guaranteed notes issued on December 31, 2008 are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and (2) the payment together with other dividend payments we made since December 31, 2008 is less than 25% of our cumulative consolidated net income from January 1, 2014 to the most recently ended fiscal quarter for which financial statements are available at the time of such dividend payment. Any dividends on the Series G Preferred Stock, or our Series A Preferred Stock will be made on a pro rata basis, as provided in the certificate of designations for the Series G Preferred Stock.

Liquidation Rights

In the event of any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, the holder of the Series G Preferred Stock shall be entitled to receive for each share of Series G Preferred Stock held by them, out of our assets or proceeds thereof (whether capital or surplus) available for distribution to our stockholders, subject to the rights of any of our creditors, before any distribution of such assets or proceeds is made to or set aside for the holders of our common stock and any of our other stock ranking junior to the Series G Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the liquidation amount and (ii) the amount of any accrued and unpaid dividends to the date of payment.

Redemptions

At our option and subject to any required regulatory approvals, we may redeem the Series G Preferred Stock, in whole or in part, at any time or from time to time, at a redemption price equal to the liquidation amount, plus the amount of any accrued and unpaid dividends thereon through the date of redemption.

Further, so long as any Series G Preferred Stock remains outstanding, if any shares of Parity Stock are redeemed, then shares of the Series G Preferred Stock shall also be redeemed on a pro rata basis based on the aggregate liquidation preference of the Series G Preferred Stock and such Parity Stock.

No Conversion Rights

Holders of the Series G Preferred Stock have no rights to exchange or convert their shares for or into any of our other capital stock or any other securities.

Voting Rights

The vote or consent of the holders of at least a majority of the outstanding shares of Series G Preferred Stock is necessary for any alteration, repeal or amendment, whether by merger, consolidation, combination, reclassification or otherwise, of any provisions of our certificate of incorporation or the certificate of designations if such action would amend, alter or affect the powers, preferences or rights of, or limitations relating to, the Series G Preferred Stock in any manner materially adverse to the holders of the Series G Preferred Stock, including, the creation of, increase in the authorized number of, or issuance of, any capital stock that ranks senior to the Series G Preferred Stock as to distribution rights or rights upon a sale of us or our liquidation, winding-up or dissolution.

No Sinking Fund

The Series G Preferred Stock do not have the benefit of any mandatory redemption, sinking fund or other similar provisions. Holders of Series G Preferred Stock have no right to require redemption or repurchase of any shares of Series G Preferred Stock.

Anti-Takeover Effects of Delaware Law

Following consummation of this offering, we will be subject to the “business combination” provisions of Section 203 of the DGCL. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

•	the transaction is approved by the Board prior to the date the interested stockholder obtained such status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or subsequent to such date the business combination is approved by the Board and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in direct or indirect financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock (subject to certain exclusions).

The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Certain Provisions of our Certificate of Incorporation and Bylaws

Amendments to Our Certificate of Incorporation and Bylaws

The Board may change or repeal any provision contained in our Certificate of Incorporation and may insert additional provisions to the Certificate of Incorporation, subject to and in the manner prescribed by applicable law. Under Delaware law, the amendment of a corporation’s certificate of incorporation requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon. Under Delaware law, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

•	Increase or decrease the aggregate number of authorized shares of such class;

•	Increase or decrease the par value of the shares of such class; or

•	Alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

The Board may change or repeal our Bylaws, or adopt additional bylaws. Common stockholders holding at least a majority of the outstanding common stock may change or repeal our Bylaws or adopt additional bylaws at any annual or special meeting of the common stockholders.

Vacancies in the Board of Directors

Our Bylaws provide that any vacancy occurring in our Board created by reason of the death, removal, or resignation of a director, or by increase in the number of directors, may be filled by a majority of the remaining members of our Board then in office, even if such majority is less than a quorum, or such stockholder who has the right to nominate the director with respect to whom such vacancy exists, if applicable. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

Directors may be removed from our Board, whether or not for cause, by the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote generally in the election of directors.

Special Meetings of Stockholders

Under our Bylaws, special meetings of stockholders may be called by the Board or the chief executive officer.

Requirements for Notice of Stockholder Director Nominations and Stockholder Business

If a stockholder wishes to bring any business before an annual or special meeting or nominate a person for election to our Board of Directors, our Bylaws contain certain procedures that must be followed for the advance timing required for delivery of stockholder notice of such business and the information that such notice must contain.

The information that may be required in a stockholder notice includes general information regarding the stockholder, a description of the proposed business, and, with respect to nominations for the Board of Directors, certain specified information regarding the nominee(s). In addition to the information required in a stockholder notice described above, our Bylaws require a representation that the stockholder is a holder of our voting stock and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice.

Stockholder Action by Written Consent without a Meeting

Our Certificate of Incorporation provides that no action that is required or permitted to be taken by our stockholders at any annual or special meeting of stockholders may be taken by written consent of stockholders without a meeting.

Exclusive Forum

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware shall be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “ALLY”.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Computershare Inc.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, the Treasury, of the Securities. Information regarding the selling stockholder, the amount of Securities being offered by the selling stockholder and the amount of Securities beneficially owned by the selling stockholder prior to and after the applicable offering will be set forth in a prospectus supplement or in filings we make with the SEC under the Exchange Act that are incorporated by reference in this prospectus.

CERTAIN STOCKHOLDER AGREEMENTS

Registration Rights Agreement

Pursuant to a Registration Rights Agreement, which is included as Exhibit F to our current Bylaws, Ally granted eligible holders registration rights with respect to certain securities of the Company.

For purposes of the Registration Rights Agreement, “registrable securities” consist of our common stock and all equity securities issued or otherwise distributed in respect of our common stock in a stock or other equity split or combination, or a stock or other equity dividend, or in connection with certain specified events, including a merger, conversion, recapitalization, reclassification or reorganization, in each case held by “eligible holders.” Eligible holders include holders of Common Membership Interests of GMAC LLC as of May 22, 2009 and holders that acquired registrable securities from such persons in transactions not consummated on a national securities exchange and not registered under the Securities Act.

Any particular registrable securities shall cease to be “registrable securities” for purposes of the Registration Rights Agreement when they have been distributed to the public through a registered offering, when they have otherwise been sold on a national securities exchange and when they have been repurchased by Ally or a subsidiary of Ally.

Shelf Registrations

The Registration Rights Agreement provides that, subject to certain limitations, at any time that Ally is eligible to use Form S-3, Ally will file a shelf registration statement covering all registrable securities and, if such shelf registration statement is not automatically effective, use commercially reasonable best efforts to cause the shelf registration statement to be declared effective. Once it is effective, Ally is required to use commercially reasonable best efforts to keep the shelf registration statement continuously effective and usable for resale of registrable securities until there are no registrable securities held by eligible holders or all registrable securities may be sold without restriction under Rule 144.

The Registration Rights Agreement provides that, subject to limitations described below, any holder with registrable securities registered pursuant to a shelf registration may effect an underwritten offering of its registrable securities after delivery of advance notice to the Company, provided that the Company is not required to facilitate an underwritten offering unless either registrable securities representing at least 2% of the then outstanding class of such registrable securities are proposed by the eligible holders to be included in such offering or the expected aggregate gross proceeds from such offering exceed $200 million. The other holders shall have the right to elect to include in such underwritten offering such portion of their registrable securities as they may request, subject to underwriter cutback provisions.

Demand Registration Rights

So long as Ally does not have an effective shelf registration statement with respect to the registrable securities, any eligible holder may request registration of all or a portion of its registrable securities (a “Demand Registration”). Demand Registrations are limited to registration of an aggregate number of registrable securities representing at least 2% of the outstanding class of such registrable securities or registrable securities having a value of at least $200 million. Ally shall not be obligated to effectuate more than three Demand Registrations in any 12-month period or any non-underwritten offering for registrable securities that could otherwise be sold without restriction under Rule 144. Additionally, Ally may postpone for up to 90 days the filing or effectiveness of, or, if already effective, suspend a Demand Registration upon a good faith determination by the Board that the failure to do so would have a material adverse effect on certain proposed transactions. However, the Company may not delay a Demand Registration more than once in any 12-month period and only if holders of similar securities with registration rights have been subject to a similar limitation.

Piggyback Registration Rights

Provided that a shelf registration statement is not in effect at the time, any time Ally proposes to register equity securities under the Securities Act or proposes to undertake an underwritten offering of equity securities (each a “Piggyback Registration”), Ally must, subject to certain limitations, promptly notify all eligible holders of registrable securities of its intention to do so and must include, on the same terms and conditions, any registrable securities that are requested to be included by such eligible holders in writing.

Holdback Agreements

Ally may not effect any public sale or distribution of equity securities (1) during the 10-day period preceding and the 75-day period following the effective date of any underwritten Demand Registration or Piggyback Registration or (2) the period commencing on the date Ally is notified that an eligible holder intends to undertake an underwritten shelf offering and ending 75 days after commencement of such underwritten shelf offering, unless the managing underwriters agree to a shorter period.

If Ally has previously filed a registration statement with respect to registrable securities pursuant to a Demand Registration or a Piggyback Registration or if an underwritten shelf offering has commenced, Ally may not file or cause or permit to be effective any other registration of any of its equity securities until at least 60 days have elapsed from the relevant effective date or commencement date, as applicable.

As of the date hereof, certain provisions restricting such common stockholders’ ability to sell their stock have expired, and, as a result, the Registration Rights Agreement no longer contains any restrictions on these holders’ ability to sell their stock.

Indemnification and Contribution

Under the Registration Rights Agreement, Ally agrees, subject to certain limitations, to indemnify each holder of registrable securities, its officers, directors, managers and partners, and each person controlling such holder against all losses, claims, actions, damages, liabilities and expenses in certain circumstances and to pay any expenses reasonably incurred in connection investigating, preparing or defending these actions; except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same.

To the extent indemnification is not available to the indemnified party for the losses, claims, actions, damages, liabilities and expenses otherwise covered by indemnification, such party would be entitled to contribution from us.

PLAN OF DISTRIBUTION

We are registering the Securities to permit the resale of the Securities by the selling stockholder from time to time after the date of this prospectus. The selling stockholder may sell all or a portion of the Securities from time to time directly or through one or more underwriters, broker-dealers or agents. If the Securities are sold through underwriters or broker-dealers, we will be responsible for underwriting discounts or commissions or agents’ commissions. The Securities may be sold in one or more transactions at fixed prices, prevailing market prices determined at the time of the sale, varying prices determined at the time of sale or negotiated prices.

The sale of the Securities by the selling stockholder may be effected:

•	on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	in underwritten transactions through an underwriter;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in privately negotiated transactions;

•	in sales pursuant to Rule 144 under the Securities Act;

•	where broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share;

•	in at-the-market offerings, including at-the-market offerings conducted through one or more underwriters or agents pursuant to a distribution agreement;

•	through any other method permitted pursuant to applicable law; and

•	through any combination of any such methods of sale.

If the selling stockholder effects such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from us or such selling stockholder or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

In connection with sales of our common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Securities in the course of hedging the positions they assume.

Any broker-dealer participating in the distribution of the Securities may be deemed to be an “underwriter” within the meaning of the Securities Act, and any commissions paid to, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Securities is made, a prospectus supplement may be distributed setting forth the aggregate amount of the Securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from us or the selling stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

There can be no assurance that the selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement of which this prospectus forms a part.

Any person participating in such distribution may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of the Securities by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities. All of the foregoing may affect the marketability of the shares of common stock and warrants and the ability of any person or entity to engage in market-making activities with respect to such Securities.

Once sold under the registration statement of which this prospectus forms a part, the Securities sold thereunder will be freely tradable in the hands of persons other than our affiliates.

Direct Sales

The selling stockholder may directly solicit offers to purchase Securities. In this case, no underwriters or agents would be involved.

General Information

To the extent required to supplement the information contained in this prospectus, the place and time of delivery for the Securities shall be set forth in the applicable prospectus supplement.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

In connection with the sale of the Securities, certain underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, underwriters may overallot an offering, creating a short position. In addition, underwriters may bid for, and purchase, the Securities in the open market to cover short positions or to stabilize the price of the Securities. Any of these activities may stabilize or maintain the market price of the Securities above independent market levels. Underwriters will not be required to engage in these activities and may end any of these activities at any time.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the Securities offered hereby will be passed upon for us by Jeffrey Belisle, Esq., Ally Legal Staff.

EXPERTS

The consolidated financial statements of Ally, as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, incorporated in this prospectus by reference from Ally’s Annual Report on Form 10-K filed on March 3, 2014, and the effectiveness of Ally’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference from the aforementioned Form 10-K. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses we have incurred or expect to incur in connection with the sale of the Securities registered pursuant to this registration statement.

SEC registration fee	$	#
Printing and engraving costs		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*

Total	$	*

# Omitted because the registration fee is being deferred pursuant to Rule 456(b).

* These fees are calculated based on the Securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our Certificate of Incorporation provides for indemnification by us of us directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation provides for such limitation of liability.

We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 16.	Exhibits

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5) that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on December 18, 2014.

Ally Financial Inc.

By:	/s/ Michael A. Carpenter
Michael A. Carpenter
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Cathy L. Quenneville and David J. DeBrunner, each of them singly, as his or her true and lawful attorney-in-fact and agent, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael A. Carpenter Michael A. Carpenter	Chief Executive Officer and Director (Principal Executive Officer)	December 18, 2014

/s/ Christopher A. Halmy Christopher A. Halmy	Chief Financial Officer (Principal Financial Officer)	December 18, 2014

/s/ David J. DeBrunner David J. DeBrunner	Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	December 18, 2014

/s/ Robert T. Blakely Robert T. Blakely	Director	December 18, 2014

/s/ Mayree C. Clark Mayree C. Clark	Director	December 18, 2014

/s/ Stephen A. Feinberg Stephen A. Feinberg	Director	December 18, 2014

Signature	Title	Date

/s/ Kim S. Fennebresque Kim S. Fennebresque	Director	December 18, 2014

/s/ Gerald Greenwald Gerald Greenwald	Director	December 18, 2014

/s/ Franklin W. Hobbs Franklin W. Hobbs	Director	December 18, 2014

/s/ Marjorie Magner Marjorie Magner	Director	December 18, 2014

/s/ Mathew Pendo Mathew Pendo	Director	December 18, 2014

/s/ John J. Stack John J. Stack	Director	December 18, 2014

EXHIBIT INDEX

Exhibit No.	Description
3.1	Form of Amended and Restated Certificate of Incorporation dated April 9, 2014 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated as of March 14, 2014 (File No. 1-3754) incorporated herein by reference)
3.2	Form of Amended and Restated By-Laws dated July 7, 2014 (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K dated as of July 7, 2014 (File No. 1-3754) incorporated herein by reference)
4.1	Form of Common Stock Certificate (filed as Exhibit 4.1 to the Fourth Amendment to the Company’s Registration Statement on Form S-1 dated as of August 18, 2013 (File No. 333-173198) incorporated herein by reference)
4.2	Form of Voting Agreement between Ally Financial Inc. and United States Department of the Treasury (filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K dated as of March 14, 2014 (File No. 1-3754) incorporated herein by reference)
4.3	Form of Stockholders Agreement, among Ally Financial Inc., FIM Holdings LLC and United States Department of the Treasury (filed as Exhibit 3.4 to the Company’s Current Report on Form 8-K dated as of March 14, 2014 (File No. 1-3754) incorporated herein by reference)
5.1	Opinion of Jeffrey Belisle, Esq. *
23.1	Consent of Deloitte & Touche LLP *
23.2	Consent of Jeffrey Belisle, Esq (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)

* Filed herewith.